Exhibit 99.1

Inspired Receives Positive Nasdaq Listing Determination;

Common Stock to Continue to Trade on Nasdaq

NEW YORK, April 27, 2017 /PRNewswire/ -- Inspired Entertainment, Inc. (the “Company”) (Nasdaq: INSE; INSEW) today announced that on April 26, 2017, the Company was notified that the Nasdaq Hearings Panel (the “Panel”) has granted the Company’s request for the continued listing of its common stock on Nasdaq, pursuant to an extension to evidence compliance with the minimum 300 round lot shareholder requirement by September 17, 2017. The Company’s continued listing in the interim is subject to the Company’s satisfaction of certain interim milestones evidencing its progress towards compliance with the rule. The Company is taking definitive steps toward evidencing compliance with the round lot shareholder requirement within the period of time provided by the Panel; however, there can be no assurance that it will be able to do so.

The Company was also notified that the Panel has determined to delist the Company’s warrants from Nasdaq due to the Company having less than 400 round lot holders of its warrants. As a result, trading in the Company’s warrants on Nasdaq will be suspended effective with the open of business on Thursday, April 28, 2017. It is expected that the warrants will transition to the over-the-counter markets operated by OTC Markets Group, upon delisting from Nasdaq. There is no assurance that an active market in the warrants will develop.

About Inspired Entertainment, Inc.

Inspired is a global games technology company, supplying Virtual Sports, Mobile Gaming and Server Based gaming systems with associated terminals and digital content to regulated betting and gaming operators around the world. Inspired currently operates more than 25,000 digital gaming terminals and supplies its Virtual Sports products in more than 35,000 venues and on over 100 websites in 30 countries. Inspired employs over 800 employees in the UK and elsewhere, developing and operating digital games and networks.

Additional information can be found at www.inseinc.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on Inspired’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Inspired’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements, including the Company’s ability to achieve milestones evidencing its progress towards compliance with the minimum 300 round lot shareholder requirement or compliance with the continued listing requirements of Nasdaq. Additional factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in Inspired’s most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov.

Contact:

For Investors

Daniel Silvers

daniel.silvers@ingg.com

+1 646 820-0860

For Press and Sales

Elinor Fewster

elinor.fewster@ingg.com

t: +44 20 7456 9016 | m: +44 7973808951